Exhibit 10.3

Amended and Restated

Executive Change in Control Severance Agreement

December 14, 2012

Mr. Garrett E. Pierce
43468 Castle Harbour Terrace

Leesburg, Virginia 20176

Dear Garrett:

Orbital Sciences Corporation and its subsidiaries (together, the “Company”) consider the maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders.  In this connection, the Company recognizes that the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.  Accordingly, the Company’s Board of Directors (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company.

This letter agreement (the “Agreement”) sets forth the severance benefits that the Company agrees will be provided to you in the event your employment with the Company terminates following a “Change in Control” (as defined in Section 2 hereof) under the circumstances described below.  This Agreement is not an employment contract nor does it alter your status as an at-will employee of the Company.  No benefit shall be payable under this Agreement except on Termination of your Employment (as defined below) with the Company as a result of a Change in Control (as defined below).

1.                                      Term.  This Agreement commences as of the date written above, and shall remain in effect so long as you are employed as an executive officer of the Company, provided, however, that in the event of a Change in Control, this Agreement shall remain in full force and effect for a 24-month period commencing on the date of the Change in Control regardless of whether you remain an executive officer of the Company during such 24-month period.

2.                                      Change in Control.  For purposes of this Agreement, a Change in Control shall mean:

(a)                                 The acquisition by any individual, entity or group (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

(b)                                 Within any 24-month period, the persons who were directors of the Company immediately prior thereto (the “Incumbent Board”) shall cease to constitute a majority of the Board of Directors of the Company or of its successor by merger, consolidation or sale of assets.  For this purpose, the Incumbent Board includes any new director whose (i) election to the Board resulted from a vacancy caused by the retirement, death or disability of a director and was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or (ii) nomination to the Board was approved by a committee of the Board whose majority consisted of directors who were directors in office at the beginning of the period; or

(c)                                  The consummation by the Company of (i) a reorganization, merger, consolidation or similar extraordinary event (each, a “Business Combination”), the result of which is that (A) the stockholders of the Company immediately prior to the execution of the agreement to effect the Business Combination will not beneficially own, immediately after the reorganization, merger, consolidation or other similar extraordinary event, securities entitling such stockholders to vote more than 60% of the total equity of the surviving or resulting entity entitled to vote generally in the election of directors, (B) a Person (excluding any corporation resulting from the Business Combination) becomes the beneficial owner of 30% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were not members of the Board of Directors of the Company at the time of execution of the initial agreement or other action of the Board that provided for such Business Combination, or (ii) a sale or disposition of all or substantially all of the assets of the Company..

Notwithstanding the above, a Change in Control shall not be deemed to occur as a result of a transaction where either you, individually or as an officer, director or 5% stockholder or partner of any entity, or any employee benefit plan (or related trust) of the Company (a) becomes the beneficial owner of securities representing 30% or more of the combined voting power of the Company’s then outstanding securities, or (b) enters into an agreement with the Company providing for the merger, consolidation, or sale or transfer of all or substantially all the assets of the Company.  In addition, a Change in Control shall not be deemed to occur where you enter into an employment agreement with the Company, any Person whose acquisition of the Company’s securities resulted in the Change in Control or any entity resulting from a Business Combination.

3.                                      Termination; Notice Requirements

(i)                                     Disability.  If, as a result of your incapacity due to physical or mental illness, you shall have been absent from your duties with the Company on a full-time basis for nine (9) consecutive months, and within 30 days after written notice of termination is given you shall not have returned to the full-time performance of your duties, the Company may terminate your employment for “Disability.”

(ii)                                  Cause.  Termination by the Company of your employment for “Cause” shall mean termination on (A) the willful and continued failure by you to substantially perform your duties with the Company in accordance with the instructions of the Board or the executive officers to whom you report (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, (C) your embezzlement or misappropriation of funds or property of the Company, (D) your conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony, or (E) your conviction of any crime involving fraud, dishonesty, moral turpitude or breach of trust or your entrance of a plea of guilty or nolo contendere to such a crime.  For purposes of this Subsection, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.  Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause pursuant to clause (A), (B) or (C) of the first sentence of this Subsection unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clause (A), (B)  or (C) of the first sentence of this Subsection and specifying the particulars thereof in detail.

(iii)                               Good Reason.  You shall be entitled to terminate your employment for Good Reason in connection with a Change in Control.  For purposes of this Agreement, “Good Reason” shall mean:

(A)                               without your written consent, the assignment to you of any position (including status, offices, titles and reporting requirements), authorities, duties and responsibilities, that are a material adverse change from the most significant of those held or exercised by you or assigned to you at any time during the 180-day period immediately preceding a Change in Control, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by you;

(B)                               a material reduction by the Company in your annual base salary, which for the purposes of this Subsection shall mean an amount at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to you by the Company in respect of the 12-month period immediately preceding the month in which the Change in Control occurs;

(C)                               the Company’s requiring you to be based anywhere other than the office of the Company in which you are based prior to the Change in Control or any office or location within a 50 mile radius of such office, except for required travel on the Company’s business to an extent substantially consistent with your present business travel obligations;

(D)                               a material adverse change in the value of any material compensation plan or plans in which you participate, including any compensation plans after the date of this Agreement; including but not limited to any stock purchase plan, stock option plan, stock incentive plan, incentive compensation, bonus, and other plan in which you were participating at the time of the Change in Control, or the failure by the Company to continue your participation therein;

(E)                                a material adverse change in the benefits enjoyed by you under any of the Company’s retirement, pension, 401(k), deferred compensation, life insurance, medical, health, accident, disability or other material benefit plans in which you were participating at the time of a Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits enjoyed by you at the time of the Change in Control, or with a material reduction in the number of paid vacation days to which you are entitled in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control; or

(F)                                 the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement as contemplated in Section 5 hereof.

In order to constitute Good Reason, (i) you must provide notice to the Company of the existence of the condition within ninety (90) days of the initial existence, (ii) the Company must fail to remedy the condition within thirty (30) days of such notice, and (iii) you must actually terminate your employment within 90 days of the expiration of the Company’s thirty (30) days cure period if the Company has not cured the condition constituting Good Reason.

(iv)                              Notice of Termination.  Any termination by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 hereof, and if by the Company for Cause, shall not be effective unless such notice includes the information set forth in Section 3(ii) hereof.

(v)                                 Date of Termination.  “Date of Termination” shall mean (A) if your employment is terminated by reason of death or Disability, the date of your death or 30 days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such 30 day period), as the case may be, (B) if your employment is terminated by the Company for Cause, immediately upon delivery of the Notice of Termination that complies with the requirements of Section 3(ii), (C) if your employment is terminated by the Company for any other reason, the date specified in the Notice of Termination which shall not be less than 30 days from the date such Notice of Termination is given, and (D) if you terminate your employment for “Good Reason,” the date such Notice of Termination is given or any later date specified therein.

(vi)                              Termination of Employment.  “Termination of Employment” shall mean that you and the Company anticipate that no further services would be performed after a certain date (as an employee) or that the level of bona fide services that you would perform after such date (as an employee) would permanently decrease to no more than 20 percent of the level of bona fide service performed over the immediately preceding 36-month period of employment (or such lesser time as you have been employed.)

4.                                      Benefits Upon Termination or During Disability.  If a Change in Control is contemplated or has occurred and your employment is terminated, you shall be entitled to the benefits provided in this Section 4 as described below:

(i)                                     During any period that you fail to perform your duties as a result of incapacity due to physical or mental illness, and in the event your employment is terminated pursuant to Section 3(i) hereof, your benefits shall be determined in accordance with the Company’s insurance and benefit programs then in effect.

(ii)                                  If your employment shall be terminated for Cause, the Company shall pay you your full base salary and accrued leave through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to you under this Agreement.

(iii)                               If your employment shall be terminated in contemplation of, or any time after, a Change in Control (a) by the Company for any reason other than for Cause or Disability or (b) by you for Good Reason, then you shall be entitled to all the benefits provided below:

(A)                               The Company shall pay you on the Date of Termination your full base salary and accrued leave through the Date of Termination at the rate in effect at the time Notice of Termination is given.

(B)                               The Company will pay you a pro rata bonus equal to your target bonus for the year of your Termination of Employment multiplied by a fraction the numerator of which is the number of days you were employed in the year of termination and the denominator of which is 365.

(C)                               In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay to you, provided you comply with the terms of Section 4(v) below, a lump sum payment equal to two times the sum of (a) the greater of (1) your annual base salary in effect on the Date of Termination, or (2) your annual base salary in effect on the date of the Change in Control and (b) the greater of (1) your target bonus for the year of the Termination of Employment or (2) the average of the two highest actual cash bonuses earned by you for two of the three years immediately prior to the year of your Date of Termination.

(D)                               The Company shall also immediately fully vest you in all your account balances under the Company’s retirement, deferred compensation and pension plans (the “Plans”); provided, however, that should the Company be unable to provide for such vesting under the terms of any such Plans, the Company shall pay to you in the manner and as directed by you, an amount that equals on an after-tax basis the value of any amounts that were not vested or would otherwise be forfeited by you under the Plans upon your Termination of Employment with the Company.

(E)                                The Company shall also allow you the opportunity to surrender to the Company any then outstanding vested and unvested equity awards in respect of Common Stock of the Company and any of its subsidiaries and affiliates that you own (whether exercisable or not) and that you did not previously surrender or convert in the transaction that resulted in the Change in Control, and the Company shall promptly pay to you in consideration therefor a cash payment equal to the higher of (a) the highest price paid in connection with the transaction that resulted in the Change in Control or (b) the then current fair-market value on the Date of Termination if the equity award has been assumed, less, in each case if applicable, the exercise price for any such equity award.

(F)           The Company shall also pay to you all reasonable legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement) upon presentation to the Company of a reasonably detailed invoice for such expenses, whether or not you have already made payment for such expenses.

(G)          For a 24-month period after such termination, the Company shall arrange to provide you with life, disability, accident and health insurance substantially similar to those you were receiving immediately prior to the Notice of Termination, provided, however, that should the Company be unable to provide for any such benefits under the terms of the benefit plans, or by law, the Company shall pay you an amount equal to the premiums the Company would have paid for such benefits under such plans.  The coverage period for purposes of the group health continuation requirements of Section 4980B of the Code shall commence at Termination of Employment.

(H)          You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise.

(I)            In addition to all other amounts payable to you under this Section 4, you shall be entitled to receive all benefits payable to you under any of the Company’s plans or agreements relating to retirement benefits.

(iv)          If you become entitled to receive compensation or benefits under the terms of Section 4(iii), such compensation or benefits will be reduced by other severance benefits payable to you under any other plan, program, policy or practice of or agreement or other arrangement of the Company.

(v)           You will be provided a written release of claims at the time of, or within 10 days following, your Date of Termination.  You will not be eligible to receive any payments provided for in Section 4(iii) (other than payments under Section 4(iii)(A)) unless you first execute the written release of claims within 45 days following the Date of Termination or Change in Control, if later, and you do not revoke such release within the time permitted therein for such revocation. As to payments and benefits which are subject to Section 409A of the Code if the end of the forty-five (45) day review period plus revocation period occurs in a year subsequent to the year in which the Termination of Employment occurs, the payments will be made in the subsequent year.  Any payments delayed pursuant to this Section 4(v) shall be paid to you in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(vi)          Anything in this Agreement to the contrary notwithstanding, if (A) on the date of Termination of Employment with the Company or a subsidiary, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code), (B) if you are determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations Section 1.409A-1(b)(9)(iii) and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code, as a result of such termination, you would receive any payment that, absent the application of this section, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) six months after your termination date, (2) your death or (3) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment).

It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving you the economic benefits described herein in a manner that does not result in such tax being imposed.

(vii)         All payments required to be made by the Company hereunder to you shall be subject to the withholding of such amounts relating to Federal, state, local or foreign taxes as the Company reasonably may determine it should withhold pursuant to any applicable law or regulation.

(viii)        Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding entered into by you with the Company, except an agreement, contract, or understanding hereafter entered into that expressly addresses Section 280G or Section 4999 of the Code (an “Other Agreement”), and notwithstanding any formal or informal employment agreement or other arrangement for the direct or indirect provision of compensation to you (including groups or classes of participants or beneficiaries of which you are a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for you (a “Benefit Arrangement”), if you are a “disqualified individual,” as defined in Section 280G(c) of the Code (or any successor provision thereto), any right to receive any payment or other benefit under this Agreement shall not become exercisable or vested (A) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for you under this Agreement, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to you under this Agreement to be considered a “parachute payment” within the meaning of Code Section 280G(b)(2) as then in effect (a “Parachute Payment”) and (B) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by you from the Company under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by you without causing any such payment or benefit to be considered a Parachute Payment.  In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Agreement, in conjunction with all other rights, payments, or benefits to or for you under any Other Agreement or any Benefit Arrangement would cause you to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax amount received by you as described in clause (B) of the preceding sentence, then you shall have the right, in your sole discretion, to designate those rights, payments, or benefits under this Agreement, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to you under this Agreement be deemed to be a Parachute Payment; provided, however, that to the extent any payment or benefit constitutes deferred compensation under Section 409A, in order to comply with Section 409A, the reduction or elimination will be performed in the following order: (A) reduction of cash payments, (B) reduction of benefits and (C) reduction of payments for equity awards.

5.             Successors; Binding Agreement.

(i)            The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all its business and/or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement no later than ten days prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled under Section 4(iii), except that for purposes of implementing the foregoing, a date ten days prior to the date on which any such succession becomes effective shall be deemed the Date of Termination.  As used in this Agreement, “the Company” shall mean the Company, as hereinbefore defined and any successor to its business and/or assets that assumes and agrees to perform this Agreement by executing and delivering the agreement provided for in this paragraph 5, by operation of law, or otherwise.

(ii)           This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you should die while any amount would still be payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

6.             Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered mail, return receipt requested, postage prepaid, addressed (i) if to the Company, to Orbital Sciences Corporation, 45101 Warp Drive, Dulles, Virginia 20166, Attn: Secretary of the Company, and (ii) if to you, to the address set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

7.             Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement, and this Agreement supersedes all prior agreements between the Company and you with respect to the subject matter herein.  The validity, interpretation, construction and performance of this Agreement shall be governed by the local laws of the Commonwealth of Virginia (regardless of the laws that might otherwise govern under principles of conflicts of law).

8.             Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

9.             Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Washington, D.C. in accordance with the domestic rules of the American Arbitration Association then in effect.  Pending the resolution of such dispute or controversy, the Company will continue to pay you your full base salary in effect when the notice giving rise to the dispute was given and you will continue as a participant in all incentive compensation, stock option, retirement, deferred compensation, pension, life, disability, health and accident plans in which you were participating when the notice giving rise to dispute was given, unless you have already received all benefits payable under Section 4(iii) of this Agreement.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

10.          Severability.  If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed and enforced as if such provisions had not been included.

This Agreement is intended to supersede and replace your Amended and Restated Executive Employment Agreement dated November 30, 2007.  Upon execution of this Agreement by both parties hereto, the Executive Employment Agreement shall be terminated and shall cease to be in effect in all respects.

If this Agreement correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company.

Sincerely,

ORBITAL SCIENCES CORPORATION

/s/ David W. Thompson
By:	David W. Thompson
Chairman, President and Chief Executive Officer

Agreed to:

/s/ Garrett E. Pierce
Name:	Garrett E. Pierce